Mail Stop 03-06


						May 3, 2005

Robert E. Hult
Senior Vice President and Chief Financial Officer
Mercury Computer Systems, Inc.
199 Riverneck Road
Chelmsford, MA  01824


	Re:	Mercury Computer Systems, Inc.
		Form 10-K for the fiscal year ended June 30, 2004
			Filed September 10, 2004
		Form 10-Q for the quarter ended December 31, 2004
		File No. 0-23599

Dear Mr. Hult:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


						Sincerely,


						Martin F. James
						Senior Assistant Chief Accountant